Exhibit 2.1

Execution Copy

UNIT PURCHASE AGREEMENT

BY AND AMONG

CHESAPEAKE MLP OPERATING, L.L.C.

CHESAPEAKE MIDSTREAM OPERATING, L.L.C.

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.P.

AND

APPALACHIA MIDSTREAM SERVICES, L.L.C.

and for certain limited purposes,

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

AND

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

Dated December 28, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Index of Exhibits

Exhibit	A	Form of Unit Assignment
Exhibit	B	Form of Marketing Agreement
Exhibit	C	Excluded Assets

Index of Schedules

Schedule	1.4(a)(v)	Seller Consents
Schedule	1.5	Estimated Balance Sheet
Schedule	2.4	Capitalization
Schedule	2.5	Subsidiaries and Joint Ventures
Schedule	2.6(b)	Title to Assets
Schedule	2.6(c)	Gathering System Ownership
Schedule	2.7(c)	Right-of-Way Payment Obligations
Schedule	2.8	Litigation
Schedule	2.10	Absence of Certain Changes
Schedule	2.11(a)	Material Contracts
Schedule	2.12	Intellectual Property
Schedule	2.14	Related Party Transactions
Schedule	2.15	Insurance
Schedule	2.18	Financial Statements
Schedule	2.19	Undisclosed Liabilities
Schedule	2.20	Regulatory Status
Schedule	2.21(e)	Key Company Business Employees
Schedule	2.22(a)	Company Business Employee Benefit Plans
Schedule	2.22(b)	ERISA Matters
Schedule	2.24	Throughput Data and Information
Schedule	4.2(a)	Permitted Interim Operations

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UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement is entered into on this 28th day of December, 2011, by and among Chesapeake MLP Operating, L.L.C., a Delaware limited liability company (“Buyer”), Chesapeake Midstream Operating, L.L.C., an Oklahoma limited liability company (“Seller”), Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company (the “Company”) and Chesapeake Midstream Development, L.P., a Delaware limited partnership (“CMD” and, collectively with Seller and the Company, the “Seller Parties”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.” Chesapeake Midstream Management, L.L.C., a Delaware limited liability company (“CMM”), joins in the execution of this Agreement, solely for the purposes of Section 4.9, and Chesapeake Midstream Partners, L.P., a Delaware limited partnership (“CHKM”), joins in execution of this Agreement, solely for the purposes of Section 1.4(c), making the representations in Section 3.8, and agreeing to the indemnification provisions related solely to such representations.

PRELIMINARY STATEMENTS

A. Seller owns 1,000 Units of the Company, representing 100% of the issued and outstanding membership interests in the Company.

B. The Company owns all or an undivided interest in and operates natural gas gathering systems and related compression, dehydration, and stabilization facilities located in Chemung, Steuben, and Broome Counties of New York; Bradford, McKean, Potter, Sullivan, Susquehanna, Wyoming, Greene, Washington, and Fayette Counties of Pennsylvania; Brooke, Marshall, Upshur, Barbour, Braxton, Gilmer, Grant, Lewis, Mineral, Monongalia, Preston, Randolph, and Ritchie Counties of West Virginia; and Garrett County of Maryland (collectively with all assets, properties, privileges, rights, and interests of whatever kind or nature, real, personal, or mixed, tangible or intangible owned by the Company and relating specifically to such natural gas gathering systems and related compression, dehydration, and stabilization facilities , the “Assets”).

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 1,000 Units of the Company (the “Purchased Units”), which Purchased Units constitute 100% of the issued and outstanding membership interests in the Company, on the terms and conditions set forth herein.

D. Seller is a wholly-owned Subsidiary of CMD, and CMD will derive substantial benefits from the consummation of the Contemplated Transactions.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE 1 — PURCHASE AND SALE OF PURCHASED UNITS; CLOSING

1.1 Purchase and Sale of Purchased Units. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Purchased Units, free and clear of any Liens other than Permitted Liens.

1.2 Consideration. The total consideration to be paid by Buyer to Seller at the Closing for the sale, assignment, transfer, and conveyance of the Purchased Units shall be (a) cash in an aggregate amount of $600,000,000 (the “Base Cash Purchase Price”), plus (b) 9,791,605 CHKM Common Units (the “Common Unit Consideration and, together with the Base Cash Purchase Price, the “Base Total Consideration”). The securities making up the Common Unit Consideration will be issued to Chesapeake Midstream Holdings, L.L.C., a Delaware limited liability company and wholly-owned Subsidiary of Seller (“Chesapeake Holdings”). The Base Cash Purchase Price is subject to adjustment pursuant to Section 1.6 (such adjusted Base Cash Purchase Price, together with the Common Unit Consideration, the “Total Consideration”). Buyer shall (i) deliver, or cause its transfer agent to deliver, the Common Unit Consideration to Seller and (ii) pay the Base Cash Purchase Price to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by Seller to Buyer prior to the Closing.

1.3 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Contemplated Transactions shall take place at a closing (the “Closing”) to be held at the offices of Seller promptly following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as may be mutually agreed by Buyer and Seller (the date upon which the Closing actually occurs, the “Closing Date”); provided, however, that the Parties agree that the Contemplated Transactions, including the transfer of ownership of the Purchased Units, will be effective as of the Effective Time.

1.4 Closing Deliveries.

(a) At the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer:

(i) an assignment, substantially in the form attached hereto as Exhibit A (the “Unit Assignment”), evidencing the assignment and transfer to Buyer of the Purchased Units and the admission of Buyer as a member of the Company, which shall have been duly executed by Seller;

(ii) a certificate in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a foreign person;

(iii) a good standing certificate (or equivalent document), dated within 5 Business Days of the Closing, for each Seller Party issued by the Secretary of State of the jurisdiction in which such Seller Party was formed or organized;

(iv) a certificate of each Seller Party signed by an officer of such Seller Party (1) certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) with respect to each Seller Party has been satisfied and (2) certifying and attaching all requisite resolutions or actions of the board of directors, general partner or member of such Seller Party approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, including the removal of each of the officers and managers of the Company immediately prior to the Effective Time and appointment of new officers of the Company as of the Effective Time;

(v) all of the Consents listed on Schedule 1.4(a)(v);

(vi) a Marketing and Non-Compete Agreement, substantially in the form attached hereto as Exhibit B (the “Marketing Agreement”), duly executed by the Affiliates of the Seller Parties that are parties thereto; and

(vii) such other documents and instruments that are reasonably necessary to consummate the Contemplated Transactions and requested by Buyer.

(b) Buyer shall deliver or cause to be delivered to Seller:

(i) a cash amount equal to the Base Cash Purchase Price by wire transfer of immediately available funds to the account(s) specified in the wire transaction instructions delivered by Seller to Buyer prior to the Closing;

(ii) counterparts to the Transaction Documents (other than this Agreement) to which Buyer is a party, duly executed by Buyer;

(iii) a good standing certificate (or equivalent document), dated within 5 Business Days of the Closing, for Buyer issued by the secretary of State of Delaware;

(iv) a certificate of Buyer signed by an officer of Buyer (1) certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) with respect to Buyer have been satisfied and (2) certifying and attaching all requisite resolutions or actions of the sole member of Buyer approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions; and

(v) such other documents and instruments that are reasonably necessary to consummate the Contemplated Transactions and requested by Seller.

(c) CHKM shall deliver or cause to be delivered to Chesapeake Holdings the Common Unit Consideration by issuing or causing its transfer agent to issue certificates (or other evidence of ownership) for the applicable CHKM Common Units to Chesapeake Holdings, subject to applicable federal and state securities Laws.

1.5 Net Working Capital Threshold. The Parties acknowledge that the Base Total Consideration has been based in part on the Company having a Net Working Capital as of the Effective Time equal to $47 million (the “Net Working Capital Threshold”). Attached hereto as Schedule 1.5 is (a) an estimated balance sheet of the Company as of November 30, 2011, which balance sheet has been prepared in accordance with GAAP, except as set forth on Schedule 1.5 (the “Estimated Balance Sheet”), and (b) a schedule with a calculation of the Net Working Capital of the Company as of November 30, 2011 (the “Estimated NWC Schedule”).

1.6 Net Working Capital Adjustment Procedure.

(a) For the purpose of confirming the Net Working Capital Threshold, Buyer shall prepare, or cause to be prepared, (i) a balance sheet of the Company as of the Effective Time, which balance sheet shall be prepared in substantially the same manner as the Estimated Balance Sheet (the “Final Balance Sheet”) and (ii) a schedule with a calculation of the Net Working Capital of the Company as of the Effective Time (the “Final Net Working Capital”), which schedule shall be prepared in substantially the same manner as the Estimated NWC Schedule (the “Final NWC Schedule”) and which Final Net Working Capital shall be calculated in substantially the same manner as the calculation of the Net Working Capital of the Company as of November 30, 2011 in the Estimated NWC Schedule.

(b) No later than 90 days after the Effective Time (or such later date as mutually agreed by Buyer and Seller), Buyer shall deliver to Seller the Final Balance Sheet and the Final NWC Schedule, including a worksheet showing the difference, if any, between the Final Net Working Capital and the Net Working Capital Threshold. If Buyer does not deliver the Final Balance Sheet and Final NWC Schedule in accordance with this Section 1.6(b) on or before the 90th day after the Effective Time (or such later date as mutually agreed by Buyer and Seller), Seller shall have the right to prepare the Final Balance Sheet and Final NWC Schedule on or before the 120th day after the Effective Time (or such later date as mutually agreed by Buyer and Seller), in which case the relative obligations of Buyer and Seller in the remainder of this Section 1.6 shall be switched. Buyer and Seller shall promptly provide to each other all documents reasonably requested by the other to verify any of the elements of working capital set forth in the Final Balance Sheet and Final NWC Schedule.

(c) Within 30 days after receipt by Seller of the Final Balance Sheet and Final NWC Schedule (the “Initial Review Period”), Seller shall notify Buyer in writing as to whether Seller agrees or disagrees with the Final Net Working Capital set forth on the Final NWC Schedule and, if Seller disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement, including the calculation by Seller of the Final Net Working Capital (“Notice of Disagreement”). If Seller provides a notice pursuant to which it agrees with each of the components of the Final Balance Sheet and the Final NWC Schedule or does not provide a Notice of Disagreement within such 30-day period, then Seller shall be deemed to have accepted all of the amounts set forth in the Final Balance Sheet and the Final NWC Schedule, which shall then be final, binding, and conclusive for all purposes hereunder. If a Notice of Disagreement is timely provided, then Buyer and Seller shall use commercially reasonable efforts for a period of 30 days thereafter to resolve any disagreements with respect to the amounts identified in the Notice of Disagreement. Any item or amount to which no dispute is raised in the Notice of Disagreement shall be final, conclusive, and binding.

(d) If, at the end of the 30 day resolution period, Buyer and Seller are unable to resolve any disagreements as to items in a Notice of Disagreement, then Deloitte LLP (or such other nationally-recognized independent accounting firm as may be mutually selected by Buyer and Seller) shall be appointed as an expert to resolve any remaining disagreements, but in no case shall Deloitte LLP review or propose any resolution for any matters that have not been raised in the Notice of Disagreement. If Deloitte LLP is unwilling or unable to serve in such capacity and Buyer and Seller are not able to mutually select an alternative independent accounting firm that is willing and able to serve in such capacity, then Buyer shall within 10 days deliver to Seller a listing of 3 other nationally-recognized firms and Seller shall within 10 days after receipt of such list, select one of such 3 firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Dispute Resolution Expert”). The Dispute Resolution Expert shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Dispute Resolution Expert, any unresolved disputed items required to determine the Final Net Working Capital. In resolving any such dispute:

(i) each of Buyer and Seller shall furnish to the Dispute Resolution Expert such workpapers and other documents and information relating to such objections as the Dispute Resolution Expert may request and are reasonably available to that Party (or its independent public accountants) and shall be afforded the opportunity to present to the Dispute Resolution Expert any material relating to the determination of the matters in dispute and to discuss such determination with the Dispute Resolution Expert;

(ii) the Dispute Resolution Expert may not adopt an amount for Final Net Working Capital that is less than the lowest amount proposed by either Buyer or Seller or greater than the highest amount proposed by either Buyer or Seller;

(iii) the determination of the Dispute Resolution Expert shall be final, binding, and conclusive for all purposes hereunder; and

(iv) all fees and costs of the Dispute Resolution Expert shall be paid 50% by Buyer and 50% by Seller.

(e) Following the final determination of Final Net Working Capital as set forth in this Section 1.6 the Parties agree as follows:

(i) If the Final Net Working Capital is less than the Net Working Capital Threshold (such shortfall, the “Final NWC Shortfall”), Seller shall promptly (but in any event within 5 Business Days) pay by wire transfer in immediately available funds to Buyer, to an account or accounts designated by Buyer in writing, an amount equal to the Final NWC Shortfall.

(ii) If the Final Net Working Capital exceeds the Net Working Capital Threshold (such excess, the “Final NWC Excess”), Buyer shall promptly (but in any event within 5 Business Days) pay by wire transfer in immediately available funds to Seller, to an account or accounts designated by Seller in writing, an amount equal to the Final NWC Excess.

(f) Buyer will, or will cause the Company to, promptly pay to Seller all Stale Receivables received by Buyer or the Company from and after the Effective Time.

1.7 Adjustments to Total Consideration. All amounts to be paid under this Article 1 shall be deemed to be adjustments to the Total Consideration for tax purposes.

ARTICLE 2 — REPRESENTATIONS AND WARRANTIES BY SELLER

Except as otherwise set forth in the Seller Disclosure Schedule, the Seller Parties hereby jointly and severally represent and warrant to Buyer as follows:

2.1 Existence and Good Standing.

(a) Seller is a limited liability company (i) duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation and (ii) duly authorized, qualified or licensed to do business, and is in good standing in each of the jurisdictions in which Seller currently conducts business or owns, operates, or leases any properties or assets.

(b) The Company is a limited liability company (i) duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation and (ii) duly authorized, qualified or licensed to do business, and is in good standing in each of the jurisdictions in which the Company currently conducts business or owns, operates, or leases any properties or assets.

(c) CMD is a limited partnership (i) duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation and (ii) duly authorized, qualified or licensed to do business, and is in good standing in each of the jurisdictions in which CMD currently conducts business or owns, operates, or leases any properties or assets.

2.2 Authorization of Agreement. The Company has all requisite power, authority, and legal capacity to (a) own, operate, and lease the Assets as and where currently owned, operated, and leased, and (b) carry on the business of the Company as currently conducted. Each Seller Party has all requisite power, authority, and legal capacity to execute, deliver, and fully perform its obligations under this Agreement and each other Transaction Document to which it is a party. The execution delivery and performance of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions by each Seller Party have been duly and validly authorized by all necessary limited liability company or limited partnership authority, as applicable. This Agreement has been duly executed and delivered and, assuming due authorization, execution and delivery by Buyer, constitutes the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to the Remedies Exception. Upon consummation of the

Contemplated Transactions, each of the other Transaction Documents to which each Seller Party is a party will be duly executed and delivered and, assuming due authorization, execution and delivery by Buyer, will constitute the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to the Remedies Exception. Except as otherwise indicated in this Agreement, no further action on the part of Seller or the Company is or shall be required in connection with the Contemplated Transactions.

2.3 No Conflict; Third Party Consents.

(a) Neither the execution of the Transaction Documents to which such Seller Party is a party nor the performance by such Seller Party of its obligations thereunder, shall (i) violate or conflict with such Seller Party’s Organizational Documents, (ii) violate or conflict with any Law or Order applicable to such Seller Party, (iii) violate, conflict with, result in a breach or termination of, otherwise give any Person additional rights or compensation under, give rise to a loss of a material benefit under or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under, the terms of any note, deed, lease, easement, right of way, instrument, security agreement, mortgage, commitment, or Contract of any Seller Party or by which any of the Seller Parties’ assets are bound, except in the case of clauses (ii) and (iii) for such violations, conflicts, terminations, rights, or defaults that would not, individually or in the aggregate, be material to the ownership, operation, or use of the Assets, or (iv) result in the creation or imposition of any Lien with respect to any of the Seller Parties’ assets, other than Permitted Liens.

(b) Except with respect to Rights-of-Way and Contracts granting real property interests, no Consent of, notice to, or filing with any third party or Governmental Body is required in connection with (i) the execution and delivery by each Seller Party of the Transaction Documents to which it is a party or the consummation of the Contemplated Transactions by the Seller Parties or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Company.

2.4 Capitalization.

(a) Seller is the sole member of the Company and owns of record and beneficially 1,000 Units of the Company, which Units are uncertificated, representing 100% of the issued and outstanding membership interests in the Company, free and clear of any Liens other than (i) transfer restrictions imposed thereon by applicable securities Laws and (ii) the Liens set forth in Schedule 2.4, which shall be released or removed at or prior to Closing. The Purchased Units constitute 100% of the issued and outstanding membership interests of the Company and immediately following the Closing shall be owned of record and beneficially by Buyer, free and clear of any Liens other than (x) transfer restrictions imposed thereon by applicable securities Laws and (y) Liens created by Buyer.

(b) There are no outstanding preemptive or other outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for equity securities of the Company, any other commitments, agreements, or arrangements providing for the issuance of additional equity interests or the repurchase or redemption of any equity interests of the Company, and there are no commitments, agreements, or arrangements of any kind that may obligate the Company to issue, purchase, transfer, assign, redeem, or otherwise acquire any of its equity interests. Except for the Operating Agreement of the Company dated October 27, 2008, there are no equityholder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the equity interests of the Company. No equity interests of the Company are reserved for issuance.

(c) All issued and outstanding Units have been duly authorized, are validly issued and outstanding, fully paid, and nonassessable. None of the equity interests of the Company have been offered, issued, sold, or transferred in violation of any applicable Law or pre-emptive or similar rights. The Company is not under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of its securities under the Securities Act.

2.5 Subsidiaries. Except as set forth on Schedule 2.5, the Company does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, nor does it participate in any manner in any joint venture, partnership, or similar arrangement.

2.6 Title to and Condition of Assets; Sufficiency of Assets.

(a) The Seller Parties have delivered or made available to Buyer copies of the deeds, leases, assignments, and other instruments (as recorded) by which the Company acquired the real property interests owned by the Company, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such real property interests.

(b) The Company has (i) good and defensible title to all of its real property interests and (ii) good and valid title to all of its personal property used in the ordinary conduct of business, except (A) for such defects in title as would not, individually or in the aggregate, reasonably be expected to materially and adversely impact the ability of the Company to (1) conduct its business in accordance with past practices and (2) perform its obligations under its Material Contracts, (B) for Rights-of-Way addressed in Section 2.7, and (C) interests of other parties set forth in the COO Agreements. Except as set forth in Schedule 2.6(b), the real property and personal property owned by the Company are not subject to any Liens other than Permitted Liens.

(c) Schedule 2.6(c) contains a complete and accurate list of all gas gathering systems in which the Company has an interest, which list includes the Company’s percentage ownership of each such gas gathering system. All of the pipelines, gas gathering systems, facilities, equipment, and other tangible assets owned, leased, or used by the Company in connection with the ownership and operation of the Assets are, to the Knowledge of Seller Parties (i) structurally sound with no known material defects, (ii) in good condition and repair (including good operating condition with respect to Assets that have been placed into service or are otherwise used to satisfy the Company’s obligations that are currently required to be performed under any Material Contract), subject to ordinary wear and tear, (iii) not in need of repair except for ordinary, routine maintenance, and except for such circumstances that could not materially and adversely impact the ability of the Company to conduct its business in accordance with past practices, and (iv) are suitable for use by the Company to perform its obligations that are currently required to be performed under its Material Contracts.

(d) Except for the Excluded Assets, the Assets constitute all assets, property, privileges, rights, and interests of whatever kind or nature, real, personal, or mixed, tangible, or intangible, that are used or necessary for the Company to (i) conduct its business in substantially the same manner as is currently being conducted and (ii) perform its obligations that are currently required to be performed under its Material Contracts.

2.7 Rights-of-Way.

(a) The Company has good and defensible title to all of the Rights-of-Way, free and clear of all Liens other than Permitted Liens and has held all of the Rights-of-Way in a manner that does not violate in any material respect the terms of any such Rights-of-Way. All of the Rights-of-Way are valid and enforceable. The Company has not received notice from any grantor of any such Right-of-Way of any default or dispute relating thereto. No event has occurred which, with notice or the lapse of time or both, would give rise to the revocation, modification, or termination of any Right-of-Way, except as would not be material to the conduct of the Company’s business in substantially the same manner as is currently being conducted. The Rights-of-Way constitute all easements, rights-of-way, permits, servitudes, licenses, leasehold estates, and similar rights related to real property that are necessary for the Company to (i) conduct its business in substantially the same manner as is currently being conducted and (ii) perform its obligations that are currently required to be performed under its Material Contracts.

(b) None of the Rights-of-Way is subject to any limitation as to time or date that would materially impair the ability of the company to perform or fulfill any of its obligations under the Material Contracts.

(c) Schedule 2.7(c) lists and describes any and all payments or collateral obligations (including in respect of surety bonds) owing or payable, now or in the future, to the respective grantors of the Rights-of-Way that are required in order to preserve and maintain good and defensible title to the Rights-of-Way.

2.8 Litigation. Schedule 2.8 contains a complete and accurate list of all unsatisfied Orders to which the Company or the Assets are subject and all Proceedings of any Person or Governmental Body to which the Company is a party or to which the Assets are subject. Except as set forth Schedule 2.8, neither the Company nor the Assets are (a) subject to any unsatisfied Order or (b) a party or subject to, or, to the Knowledge of Seller Parties, threatened to be made a party or subject to, any Proceeding of any Person or Governmental Body that has not been finally resolved by litigation, settlement, or otherwise. There are no pending Proceedings or, to the Knowledge of Seller Parties, threatened Proceedings against a Seller Party relating to the Transaction Documents or any of the Contemplated Transactions.

2.9 Compliance with Laws; Permits.

(a) The Company is in compliance in all material respects with all Laws or Orders applicable to the Company and the use, ownership, and operation of the Assets. The Company has not received any notice of or been charged with the violation of any Laws related to the Company or the use, ownership, and operation of the Assets. To the Knowledge of Seller Parties, neither the Company nor any of its Affiliates is under investigation with respect to the violation of any Laws related to the Company or the Assets. Notwithstanding the foregoing, this Section 2.9(a) shall not apply to any requirements to obtain or maintain Permits, matters related to Taxes, matters relating to Environmental Laws, or matters related to regulatory status and compliance to the extent provided in Section 2.20, as it is the Parties’ intent that Sections 2.9(b), 2.13, 2.16, and Section 2.20, as applicable, shall cover such matters.

(b) The Company (i) possesses all Permits necessary for the conduct of its business in substantially the same manner as is currently being conducted and (ii) possesses (or has applied for in such case where the failure to possess a current Permit would not be a violation of applicable Law) all Permits necessary for the Company to perform its obligations that are currently required to be performed under its Material Contracts. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of, any term, condition, or provision of any such Permit of the Company. To the Seller Parties’ Knowledge there are no facts or circumstances that could reasonably be expected to result in any termination, suspension, modification, or revocation of any Permit of the Company or could reasonably be expected to result in any Proceeding related to any such Permit, except in each case as would not, individually or in the aggregate, be material to the conduct of the Company’s business in substantially the same manner as is currently being conducted. Except as set forth on Schedule 2.8, there are no Proceedings pending or, to the Knowledge of Seller Parties, threatened relating to the suspension, revocation, or modification of any such Permits of the Company. None of such Permits held by the Company shall be impaired or in any way affected by the consummation of the Contemplated Transactions.

2.10 Absence of Certain Changes. Except as set forth on Schedule 2.10 and the transfer of Excluded Assets, from and including September 30, 2011 to the date of this Agreement, (a) there has not occurred any event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect or that would reasonably be expected to materially impede the ability of the Seller Parties to consummate the Contemplated Transactions, (b) the Company’s business has been conducted, in all material respects, only in the ordinary course consistent with past practices, (c) there has been no damage, destruction, or loss to the Assets that would, individually or in the aggregate, adversely affect in any material respect ownership of the Company or the ownership, operation, or use of the Assets, and (d) none of the Seller Parties has taken any of the actions prohibited by Section 4.2, except in connection with entering into the Transaction Documents.

2.11 Material Contracts.

(a) Schedule 2.11(a) sets forth all of the following Contracts of the Company (the “Material Contracts”):

(i) representing Indebtedness of the Company that will not be fully satisfied or released at Closing;

(ii) granting Liens that will not be fully released at Closing on any of the Assets involving amounts in excess of $1,000,000 in the aggregate;

(iii) with any Affiliate of the Company;

(iv) containing covenants (including covenants not to compete and non-solicit agreements) that, following the consummation of the Contemplated Transactions, could restrict the ability of the Company or its Affiliates, to compete in any business, or conduct any business with any Person or in any geographic area;

(v) granting to any Person a first refusal, first offer, or similar preferential right to purchase or acquire any of the Assets;

(vi) involving a partnership or joint venture or creating or evidencing an ownership or similar interest in any material Asset, including any gathering system or principal component thereof, including any COO Agreement, joint venture agreement, or similar agreement;

(vii) relating to the acquisition (by merger, purchase of stock or assets, or otherwise) by the Company of any business, material assets, or capital stock;

(viii) providing for payments by or to the Company in excess of $1,000,000 in the aggregate in any calendar year or $2,500,000 in the aggregate during the term thereof; provided, however, that Schedule 2.11(a) may exclude any Contracts providing for such payments that are set forth on Schedule 4.2(a); provided further, that notwithstanding such exclusion from Schedule 2.11(a), such Contracts will still be deemed Material Contracts for all other purposes of this Agreement;

(ix) providing for the gathering, compression, collection, processing, treating, or transportation of natural gas or other hydrocarbons or services related thereto;

(x) constituting a pipeline interconnect or facility operating agreement with respect to all or any part of the Assets;

(xi) containing any most favored nations provision in favor of the counterparty other than in any Rights-of-Way or Contracts granting real property interests;

(xii) provides for interest swaps, the sale, exchange, or purchase of commodities, or other hedges; or

(xiii) constituting a requirements contract.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the Contemplated Transactions, shall continue in full force and effect without penalty or other adverse consequence, except as may be limited by the Remedies Exception. The Company is not in material default under any of its Material Contracts, nor, to the Knowledge of Seller Parties, is any other party to any of the Material Contracts in material breach of or default thereunder, and no event has occurred, or circumstance exists, that, with the lapse of time or the giving of notice, or both, would constitute a material breach or default by the Company or, to the Knowledge of Seller Parties, any other party thereunder. No party to any of the Material Contracts has exercised in writing any termination rights with respect thereto, and no such party has given written notice of any significant dispute with respect to any of the Material Contracts. The Company has delivered or made available to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications, or supplements thereto.

2.12 Intellectual Property. Except as set forth in Schedule 2.12, the Company owns or has a valid right to use, pursuant to license, sublicense, agreement, or otherwise, all items of Intellectual Property required in the operation of its business as presently conducted and performance of its obligations under its Material Contracts. No third party has asserted against the Company any written claim that the Company is infringing on the Intellectual Property of such third party, and, to the Knowledge of Seller Parties, no third party is infringing on the Intellectual Property owned by the Company.

2.13 Taxes.

(a) The Company has filed or caused to be filed (or shall file or cause to be filed when due) all Tax Returns required to be filed with any Tax Authority for all taxable periods ending on or prior to the Closing Date, and all such Tax Returns are or shall be true, correct, and complete in all material respects.

(b) All Taxes due and owed by the Company (whether or not shown on a Tax Return) have been or shall be timely paid in full.

(c) No deficiency notices or reports have been received by the Company or any of its Affiliates in respect of any Tax.

(d) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period.

(e) There are no Liens for Taxes, other than Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings or for which the Company has not recorded adequate reserves.

(f) For federal and applicable state income Tax purposes, the Company is, and has at all times since its formation been, an entity whose existence apart from its owner is disregarded (a disregarded entity), and accordingly Seller (and its Tax owner) is treated as the owner of the assets of the Company.

2.14 Related Party Transactions. Except as set forth on Schedule 2.14 or Schedule 2.11(a), none of the Company’s Affiliates, nor any current officer, member, employee, manager, or director of the Company or any of its Affiliates, (a) has any direct or indirect interest in the Assets or (b) is a party to any of the Company’s Contracts.

2.15 Insurance. Schedule 2.15 contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation, general business, umbrella, and other insurance held by or for the benefit of the Company as of the date of this Agreement (collectively, the “Insurance Policies”), including a description of the following: (i) the type of coverage; (ii) the limits of liability; and (iii) self-insured retentions, deductibles, or other similar amounts. Except as reflected on Schedule 2.15, there is no claim by the Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. To the Knowledge of Seller Parties, the Assets are insured by reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary for companies engaging in similar business. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied with the terms and provisions of such policies, and no event has occurred that, with notice or the lapse of time, would constitute a breach or default or permit termination, modification, or acceleration under such policies. Each policy listed on Schedule 2.15 is valid and enforceable and in full force and effect. Consummation of the Contemplated Transactions shall not result in such breach or default or permit any such termination, modification, or acceleration of such policies. No party to any such policy has repudiated any provision thereof. No notice of cancellation, termination or non-renewal has been received with respect to any such policy.

2.16 Environmental Matters. Except for matters disclosed in Schedule 2.8:

(a) Neither the Company nor the Assets, nor any operations thereon, are (i) in material violation of any Environmental Laws or (ii) subject to any material Environmental Costs and Liabilities. All Permits required by Environmental Laws for the operations on the Assets have been obtained and are in full force and effect, and there are no material violations of such Permits.

(b) No claim is pending, or to the Knowledge of Seller Parties, threatened, and the Company has not received any notice, alleging, that the Assets or the Company could reasonably be expected to be in violation of any Environmental Law (including violation of any Permit relating to the Environment) or that the Company could reasonably be expected to have Environmental Costs and Liabilities, and the Company has not received any written request for information or other inquiry from a Governmental Body related to compliance with any Environmental Law or potential Environmental Cost and Liability.

(c) To the Knowledge of Seller Parties, no facts, circumstances, or conditions exist with respect to the Company or the Assets that could reasonably be expected to result in the Company incurring any Environmental Costs and Liabilities. There are no pending or, to the Knowledge of the Seller Parties, threatened investigations of the Company or the Assets that could lead to the imposition of any material Environmental Costs and Liabilities or Liens under Environmental Law on the Company or the Assets.

(d) The Seller Parties have made available to Buyer complete and correct copies of all environmental assessments and audit reports and studies and all similar documentation and correspondence addressing potentially material Environmental Costs and Liabilities relating to the Assets that are in the possession or control of the Seller Parties or their Affiliates.

2.17 Brokers. The Seller Parties have not incurred any Liability for brokers’ or finders’ fees in respect of the Contemplated Transaction for which Buyer will have any responsibility whatsoever.

2.18 Financial Statements. Schedule 2.18 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company (with related statements of income, changes in equity, and cash flows) as of, and for the year ended on, December 31, 2010; (ii) the unaudited balance sheet of the Company, together with related statements of income and changes in equity, as of, and for the 11-month period ended on, November 30, 2011; and (iii) a cash flow statement for the 9-month period ended on September 30, 2011. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except, with respect to the November 30, 2011 balance sheets and the related statements of income, normal year-end adjustments) and present fairly, in accordance with GAAP applied on a consistent basis throughout the periods covered, in all material respects, the financial position and the results of operations of the Company as of, and for the periods ended on, such dates.

2.19 No Undisclosed Liabilities. The Company has no Liabilities, except Liabilities that (i) are accrued or reserved against in the Financial Statements, (ii) were incurred in the ordinary course of business consistent with past practice since September 30, 2011, or (iii) as set forth in Schedule 2.19.

2.20 Regulatory Status. Except as set forth on Schedule 2.20:

(a) neither the Company nor the Assets are or have been subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act (15 U.S.C. Section 717, et seq.) or under the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301);

(b) the Company is in compliance with all Orders, regulations, rules, and authorizations or enabling statutes of the Governmental Bodies in Pennsylvania, New York, West Virginia, and Maryland that have jurisdiction over the Company or the Assets, except in each case for such non-compliance that, individually or in the aggregate, would not be, or would not reasonably be likely to be, material to the ownership, operation, or use of the Assets; and

(c) there are no Proceedings initiated by a Governmental Body pending, or, to the Knowledge of Seller Parties, threatened, that challenge any of the rates, charges, or fees currently received for providing gathering, treating, or other services in connection with the business of the Company.

2.21 Employment and Labor Matters.

(a) The Seller Parties have provided or made available to Buyer a complete and correct list, as of the date hereof, of the employee number, job title, date of hiring or engagement (as applicable), employer, current base salary or hourly wage rate, as applicable, cash bonuses and other cash compensation, equity-based awards, sick, vacation and personal leave, and service credit recognized for purposes of CHK’s 401(k) savings plan (and any other plan for which service credit is relevant for purposes of determining vesting, eligibility, or level or duration of benefits) with respect to each employee of CHK and its Affiliates, including those on leave, who provide services primarily in connection with the Company’s business (collectively, the “Company Business Employees”); provided, however, that as to vacation, sick and personal leave balances, such information has been provided as of a date that is no more than 5 Business Days prior to the date hereof.

(b) The Company does not and has never employed any employees, as defined under applicable Laws, whether co-employed or otherwise.

(c) There has been no (i) strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years involving any Company Business Employees, (ii) notification of any material grievances, labor or employment litigations, complaints, applications or charges that have been filed against CHK or any of its Affiliates with respect to the Company Business Employees, under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that are still pending, or (iii) with respect to the Company Business Employees, to the Knowledge of Seller Parties, unfair labor practice.

(d) To the Knowledge of Seller Parties, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Company Business Employees.

(e) None of CHK and its Affiliates has received notice of pending or threatened changes of employment status with respect to (including resignation of) the Company Business Employees listed on Schedule 2.21(e).

(f) Within the past 90 days, in respect of the conduct of the business of the Company, there has been no plant closing or mass layoffs as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local Law (“WARN”) without complying with any notice obligations required by WARN.

(g) There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller Parties, threatened, by or on behalf of the Company Business Employees.

(h) To the Knowledge of Seller Parties, CHK and its Affiliates are in compliance with all Laws applicable to the Company Business Employees respecting employment and employment practices, equal employment opportunity, pay equity, nondiscrimination, human rights, labor relations, employment and reemployment rights of members of the uniformed services, immigration, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, workers’ compensation, plant closings, terms, and conditions of employment, and wages and hours (including, without limitation, classifications of service providers as employees and/or independent contractors), except where any failure to comply would not reasonably be expected to result in material Liability (i) to Buyer or (ii) in connection with the conduct of the business of the Company substantially in the same manner as is currently being conducted and the performance by the Company of its obligations that are currently required to be performed under its Material Contracts.

2.22 Employee Benefits.

(a) Schedule 2.22(a) contains a complete and correct list of each Benefit Plan in which Company Business Employees (or their dependents) are eligible to participate or under which Company Business Employees (or any dependent or beneficiary thereof) are entitled to compensation or other benefits (each, a “Company Business Employee Benefit Plan”). Except for any individual employment agreements between a Company Business Employee or a Seconded Employee (as defined in the Employee Secondment Agreement) and CMM, the Company Business Employee Benefit Plans are the same Benefit Plans as the Benefit Plans in which the Seconded Employees as of the date hereof (the “Current Seconded Employees”) are eligible to participate or under which such Current Seconded Employees (or any dependent or beneficiary thereof) are entitled to compensation or other benefits. The Company Business Employees participate in the Company Business Employee Benefit Plans on the same basis, and subject to the same terms and conditions, as the Current Seconded Employees participate in such Benefit Plans.

(b) Except as set forth on Schedule 2.22(b), the Company and its ERISA Affiliates do not sponsor, maintain, contribute to and have no obligation to contribute to, and have not at any time within 6 years prior to the Closing Date sponsored, maintained or contributed to or had an obligation to contribute to, any Benefit Plan that is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. There does not now exist, nor do any circumstances exist that could result in, any “controlled group liability” of Seller or any of its ERISA Affiliates that would be, or could become, a liability of Buyer or any of its Affiliates or result in the imposition of a lien on any of the

Assets as of or following the Effective Time. As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code or the excise tax provisions of Chapter 43 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) under any other provision of the Code or ERISA for which Seller or any of its ERISA Affiliates might be liable with respect to their Benefit Plans, and (vi) under corresponding or similar provisions of any foreign Law.

2.23 Investment Company. The Company is not now, nor shall be, immediately after the sale of the Purchased Units to Buyer hereunder, and the application of the net proceeds from such sale, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.24 Throughput Data and Information. Attached hereto as Schedule 2.24 are historical throughput data and information for the calendar years 2009 and 2010 and for the nine months ended September 30, 2011 relating to the business of the Company. To the Knowledge of Seller Parties, such throughput data and information are accurate and complete in all material respects with respect to the information for each calendar year period, without representation as to any specific monthly volume. To the Knowledge of Seller Parties, subsequent to such period, there have been no material adverse changes in the volumes of natural gas gathered and transported by the Company.

2.25 Dedicated Net Acreage. As of the date hereof, Affiliates of Seller have dedicated the gas from not less than 460,000 Net Acres under gathering agreements with the Company. Seller has received information from other shippers and producers under gas gathering agreements with the Company that indicates such shippers and producers, combined with Affiliates of Seller, have dedicated gas from approximately 800,000 Net Acres under gathering agreements with the Company. To the Knowledge of Seller, such information provided by such shippers and producers is accurate.

2.26 Investment Purpose. Seller is acquiring the CHKM Common Units hereunder solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Seller agrees that the CHKM Common Units it is acquiring hereunder may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Seller is able to bear the economic risk of holding such CHKM Common Units for an indefinite period, and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES BY BUYER

Except as otherwise set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller and the Company as follows:

3.1 Existence and Good Standing of Buyer. Buyer is (a) duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation and (b) duly authorized, qualified or licensed to do business, and in good standing in each of the jurisdictions in which Buyer currently conducts business or owns, operates, or leases any properties or assets.

3.2 Authorization. Buyer has all requisite limited liability company power, authority, and legal capacity to execute, deliver, and fully perform its obligations under this Agreement and each other Transaction Document to which it is a party. The execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation by Buyer of the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Seller Parties, constitutes the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception. Upon consummation of the Contemplated Transactions, each of the other Transaction Documents to which Buyer is a party will be duly executed and delivered and, assuming due authorization, execution and delivery by the Seller Parties, will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception. Except as otherwise indicated in this Agreement, no further action on the part of Buyer is or shall be required in connection with the Contemplated Transactions.

3.3 No Conflict; Third Party Consents.

(a) Neither the execution of the Transaction Documents to which Buyer is a party nor the performance by Buyer of its obligations thereunder shall (i) violate or conflict with Buyer’s Organizational Documents, (ii) violate or conflict with any Law or Order applicable to Buyer, (iii) violate, conflict with, result in a breach or termination of, otherwise give any Person additional rights or compensation under, give rise to a loss of a material benefit under or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under, the terms of any note, deed, lease, easement, right-of-way, instrument, security agreement, mortgage, commitment, or Contract of Buyer or by which any of Buyer’s assets are bound, except in the case of clauses (ii) and (iii) for such violations, conflicts, terminations, rights, or defaults that would not, individually or in the aggregate, be material to the performance by Buyer of its obligations under the Transaction Documents, or (iv) result in the creation or imposition of any Lien with respect to any of Buyer’s assets, other than Permitted Liens and Liens required under the terms of Buyer’s credit agreements and related security agreements as of the date hereof.

(b) No Consent of, notice to, or filing with, any third party or Governmental Body is required in connection with the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation of the Contemplated Transactions by Buyer.

3.4 Litigation. Buyer is not, and has not, for the past 2 years, been (a) subject to any unsatisfied Order or (b) a party, or, to Buyer’s Knowledge, threatened to be made a party, to any Proceeding of any Person or Governmental Body, in each case, as would be expected to materially impede the ability of Buyer to consummate the Contemplated Transactions. There are no pending Proceedings or, to Buyer’s Knowledge, threatened Proceedings against Buyer relating to this Agreement or any of the Contemplated Transactions.

3.5 Brokers. Buyer has not incurred any Liability for brokers’ or finders’ fees in respect of the Contemplated Transactions for which any Seller Party will have any responsibility whatsoever.

3.6 Investment Purpose. Buyer is acquiring the Purchased Units hereunder solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Buyer agrees that the Units it is acquiring hereunder may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding such Purchased Units for an indefinite period, and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

3.7 Financial Ability. Buyer shall have available on the Closing Date all funds necessary to (a) pay the Base Cash Purchase Price and all other amounts payable hereunder, (b) pay any fees and expenses payable by Buyer in connection with the Contemplated Transactions, and (c) satisfy any of its other payment obligations hereunder.

3.8 Capitalization of CHKM.

(a) As of the date hereof, there are 69,085,038 CHKM Common Units issued and outstanding, all such CHKM Common Units and the limited partner interests represented thereby were duly authorized, are validly issued in accordance with the CHKM Partnership Agreement and in compliance in all material respects with applicable federal and state securities Laws, and except as provided in the CHKM Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). CHKM GP is the sole general partner of CHKM, owning all of the outstanding general partner units or interests in CHKM, and such general partner units or interests were duly authorized and validly issued in accordance with the CHKM Partnership Agreement and in compliance in all material respects with applicable federal and state securities Laws. The CHKM Common Units to be issued in accordance with this Agreement (i) are free and clear of all Liens other than Liens arising under applicable federal and state securities Laws, (ii) have been duly authorized and will be validly issued in accordance with the CHKM Partnership Agreement and in compliance in all material respects with applicable federal and state securities Laws, (iii) are fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq. and the provisions of the CHKM Partnership Agreement), and (iv) are Registrable Securities as defined in and pursuant to the Registration Rights Agreement dated August 3, 2010, among CHKM, Chesapeake Holdings and others.

(b) As of the date hereof, except pursuant to the Chesapeake Midstream Long-Term Incentive Plan and the CHKM Partnership Agreement, there are no outstanding preemptive or other outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for equity securities of CHKM, any other commitments, agreements, or arrangements providing for the issuance of additional equity interests or the repurchase or redemption of any equity interests of CHKM, and there are no commitments, agreements, or arrangements of any kind that may obligate CHKM to issue, purchase, transfer, assign, redeem, or otherwise acquire any of its equity interests. Except for the CHKM Partnership Agreement, there are no equityholder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the equity interests of CHKM.

ARTICLE 4 — COVENANTS

4.1 Consummation of the Contemplated Transactions. Each of the Parties shall use its commercially reasonable efforts to cause the conditions in Article 6 to be satisfied and coordinate and cooperate with the other Parties in providing such information and supplying such assistance as may be reasonably requested by such other Parties in connection with the foregoing. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, Buyer and the Seller Parties shall use commercially reasonable efforts to, as required by Law in order to consummate the Contemplated Transactions, obtain all Consents, make all filings, and give all notices required in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, each Party shall cooperate with the other Parties with respect to all Consents, filings and notices that the other Parties reasonably elect to obtain, make, or give, or that Laws require such other Parties to obtain, make, or give in connection with the Contemplated Transactions.

4.2 Operation of the Company and the Business.

(a) Except (i) as otherwise contemplated by this Agreement, (ii) required by applicable Law, or (iii) set forth on Schedule 4.2(a), between the date of this Agreement and the Effective Time, Seller, the Company, and their respective officers, members, and managers (w) shall operate the business of the Company in the ordinary course of business consistent with past practice, (x) shall use commercially reasonable efforts to preserve the Company’s present material business operations, organization, and goodwill, (y) use commercially reasonable efforts to preserve the Company’s present relationships with Persons having business dealings with it, and (z) shall not transfer or dispose of any of the Purchased Units or agree in writing or otherwise to do so.

(b) Without limiting the generality of the foregoing, except as (i) otherwise expressly provided by this Agreement, (ii) required by applicable Law, or (iii) set forth on Schedule 4.2(a), without the prior written consent of Buyer, the Company shall not, and, prior to the Effective Time, Seller shall vote its membership interests in the Company against any action by the Company to, and otherwise cause the managers and officers of the Company not to:

(i) issue or sell any Units, notes, bonds or other securities (or any option, warrant, or other right to acquire the same) of the Company or declare, make, or pay any dividends or distributions to the holders of Units;

(ii) amend its Organizational Documents;

(iii) liquidate, dissolve, recapitalize, or otherwise wind up the business of the Company;

(iv) change its accounting methods, policies, or practices, except as required by GAAP or applicable Laws;

(v) change any Tax method of accounting for any material item except as required by Law, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(vi) sell, assign, transfer, lease, or otherwise dispose of any assets except in the ordinary course of business consistent with past practice or pursuant to the terms of a Material Contract;

(vii) make any capital expenditure other than in the ordinary course of business consistent with past practice or required by the non-discretionary terms of any Material Contract and other than reasonable capital expenditures in connection with any emergency or force majeure events affecting the Company;

(viii) merge or consolidate with, purchase substantially all of the assets or business of or equity interests in, or make an investment in, any Person (other than extensions of credit to customers in the ordinary course of business consistent with past practice);

(ix) except for Indebtedness that will be fully satisfied or released at Closing, create, incur, assume, guarantee, endorse, or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness;

(x) adopt any profit sharing, compensation, savings, insurance, pension, retirement, or other benefit plan or otherwise hire any employees;

(xi) create or assume any Lien that encumbers any equity securities of the Company or any of the Assets, other than customary Liens contained in or arising under any Material Contract with respect to amounts not yet delinquent, and statutory Liens for amounts not yet delinquent;

(xii) terminate or close any facility, business, or operation of the Company except in the ordinary course of business consistent with past practice;

(xiii) enter into any Contract that would have been required to be listed on Schedule 2.11(a) or amend, modify, or terminate any Material Contract or Permit;

(xiv) make any non-consent, non-participation, or similar election under any of its Material Contracts;

(xv) settle, waive, or compromise any Proceeding in a manner that would adversely affect in any material respect the ownership, operation, or use of the Assets; or

(xvi) agree, whether in writing or otherwise, to do any of the foregoing.

4.3 Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to: (a) in addition to the filings made by Buyer and Seller on November 23, 2011, make or cause to be made such other filings required of such Party or any of its Affiliates under any Laws with respect to the Contemplated Transactions and to pay any fees due of it in connection with such filings, in each case as promptly as is reasonably practicable; (b) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (c) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the Contemplated Transactions as promptly as is reasonably practicable; (d) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Body in respect of such filings; (e) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, and proceedings with Governmental Bodies relating to such filings; (f) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents, or other materials; (g) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Body with respect to the Contemplated Transactions; and (h) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Body challenging the Contemplated Transactions as violative of any Law. If a Party intends to participate in any meeting with any Governmental Body with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Buyer, Seller, or any of their respective Affiliates (including the Company) be required to enter into or offer to enter into any divestiture, hold-separate, business limitation, or similar agreement or undertaking in connection with this Agreement or the Contemplated Transactions.

4.4 Notification; Update to Disclosure Schedules.

(a) Between the date of this Agreement and the Closing Date, Buyer, on one hand, and the Seller Parties, on the other (in such capacity, the “Notifying Party”), shall promptly notify the other Party if the Notifying Party becomes aware of (i) any fact or condition that causes or constitutes a material breach of any of the Notifying Party’s representations and warranties as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition.

(b) Either Buyer or Seller may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend such Party’s Disclosure Schedules to correct any matter that would otherwise constitute a breach of any representation or warranty of such Party contained herein; provided, however, that such supplements and amendments and any other updates to a Party’s Disclosure Schedule shall be disregarded for purposes of, and shall not affect, (i) any rights of the other Party hereunder, including any rights to indemnification or to terminate this Agreement set forth under Article 7 or (ii) any of such other Party’s conditions to consummate the Contemplated Transactions set forth in Article 6.

4.5 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement, or other disclosure with respect to this Agreement or the Contemplated Transactions. Neither Buyer or its Affiliates, on one hand, nor the Seller Parties or their respective Affiliates, on the other, shall issue any such public announcement, statement, or other disclosure without having first received the written consent of Seller or Buyer, as applicable, except as may be required by applicable Laws.

4.6 Books and Records. Within 15 days after Closing, the Seller Parties shall, and shall cause their respective Affiliates to, transfer to Buyer to the extent not already in the possession of Buyer or the Company copies of the books and records of the Company. From and after the Closing, Buyer shall preserve and keep a copy of all books and records (other than Tax Records which are addressed in Article 5 or records transferred pursuant to the previous sentence) relating to the business or operations of the Company on or before the Closing Date in Buyer’s possession for a period of at least 5 years after the Closing Date. After such 5-year period, before Buyer shall dispose of any such books and records, Buyer shall give Seller at least 30 days’ prior notice to such effect, and Seller shall be given an opportunity, at its sole cost and expense, to remove and retain all or any part of such books and records as Seller may select. Buyer shall provide to Seller, at no cost or expense to Seller, reasonable access during business hours with reasonable notice to such books and records as remain in Buyer’s possession and reasonable access during business hours to the properties and employees of Buyer and the Company in connection with matters relating to the business or operations of the Company on or before the Closing Date and any disputes relating to this Agreement.

4.7 Permits. The Seller Parties and Buyer shall cooperate to provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the Contemplated Transactions.

4.8 Transfer of Excluded Assets. On or prior to the Closing Date, the Seller Parties shall cause the Company to assign to an Affiliate of Seller all of the Company’s right, title, and interest in and to, and such Affiliate of the Seller Parties shall agree to assume all of the Liabilities related to, the Excluded Assets (the “Excluded Asset Transfer”).

4.9 Company Business Employees. Effective as of the Effective Time, CMM will second each of the Company Business Employees to CHKM GP in accordance with and subject to the terms and conditions of the Employee Secondment Agreement for the purpose of performing job functions related to the Company. By its execution of this Agreement, CMM shall be a party to this Agreement solely for purposes of the covenant contained in this Section 4.9 and not for any other purpose. This Section 4.9 shall be considered a covenant of the Seller Parties for purposes of Section 8.3 of this Agreement. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to specifically enforce CMM’s obligation under this Section 4.9 in accordance with Section 9.4.

4.10 Insurance Policies. Seller and its Affiliates shall take all actions necessary to cause Buyer to be insured under the Insurance Policies as indicated in Schedule 2.15 to the same extent as Seller is insured under such Insurance Policies.

4.11 Limitations on Representations and Warranties. EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES, ON THE ONE HAND, AND BUYER, ON THE OTHER, IN THE TRANSACTION DOCUMENTS:

(a) BUYER ACKNOWLEDGES THAT NO SELLER PARTY HAS MADE, AND EACH SELLER PARTY HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE.

(b) THE SELLER PARTIES ACKNOWLEDGE THAT BUYER HAS NOT MADE, AND BUYER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND EACH SELLER PARTY HEREBY EXPRESSLY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE.

(c) EACH SELLER PARTY HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH.

EACH SELLER PARTY AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 4.11 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE 5 — TAX MATTERS

5.1 Payment of Taxes. Seller shall file all Tax Returns required to be filed by or with respect to the Company for a Pre-Effective Time Tax Period. Seller shall indemnify the Buyer Indemnified Parties for all Liabilities incurred for, arising out of, or relating to any Taxes incurred or paid with respect to the Company and the Assets for any Pre-Effective Time Tax Period to the extent such Taxes are not actually taken into account in the calculation of the Final Net Working Capital. Buyer shall file all other Tax Returns required to be filed by or with respect to the Company and shall pay all other Taxes owed. In the case of any Tax period that includes but does not end on the Effective Time (a “Straddle Period”), the portion of any Taxes, other than property Taxes (which shall be allocated between the Pre-Effective Time Tax Period and the Post-Effective Time Tax Period in accordance with Section 5.4), allocable to the Pre-Effective Time Tax Period shall be determined from the books and records of the Company or its Affiliates, as applicable, as though the taxable year of the Company terminated at the close of business on the day prior to the Effective Time. Buyer and Seller shall each provide the other with all information reasonably necessary to prepare a Tax Return. The indemnification procedures set forth in Section 8.5 shall apply to the indemnification provided in this Section 5.1.

5.2 Allocation of Total Consideration. The Total Consideration represents the amount agreed upon by Buyer and Seller to be the aggregate fair market value of the Purchased Units. The Total Consideration shall be allocated among the assets of the Company for Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, based upon the fair market value of such assets. Such Total Consideration allocation shall be agreed upon and memorialized in a schedule on or prior to the Closing Date. Seller and Buyer agree to file all required Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the Total Consideration allocation agreed upon under this Section 5.2 and neither Seller nor Buyer shall take any position inconsistent with such allocation on any Tax Return or otherwise, unless required to do so by Applicable Law or a “determination”, within the meaning of Section 1313(a)(1) of the Code. The Total Consideration allocation may be revised, from time to time, by a mutual written consent of Seller and Buyer, to reflect any matters that require updating (including Total Consideration adjustments, if any).

5.3 Responsibility for Tax Audits and Contests. Seller shall control any audit or contest with respect to a Pre-Effective Time Tax Period and Buyer shall control any other audit or contest; provided, however, that the Party with the greater potential Tax Liability shall control any audit or contest with respect to a Straddle Period. Neither Buyer nor Seller shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold. Buyer and Seller shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.

5.4 Property Taxes. Seller shall be responsible for property Taxes levied with respect to the Assets attributable to the Pre-Effective Time Tax Period and the Company shall be responsible for property Taxes levied with respect to the Assets attributable to the Post-Effective Time Tax Period. Property Taxes levied with respect to the Assets for the Tax period (for purposes of property Taxes, the term “Tax period” means the period beginning on the assessment date for property Taxes through the day before the next assessment date for such property Taxes) that contains the Effective Time shall be prorated between the Pre-Effective Time Tax Period and the Post-Effective Time Tax Period based on the relative number of days prior to the Effective Time and on and after the Effective Time during the Tax period. Except to the extent actually taken into account in the calculation of the Final Net Working Capital with respect to property Taxes, upon receipt of any bill for such property Taxes, (a) the Company or Seller shall present, whether before or after the payment of such bill, a statement to Seller or the Company, as applicable, setting forth the amount of reimbursement to which the presenting Person is entitled under this Section 5.4 together with such supporting evidence as is reasonably necessary to calculate the proration amount and (b) the proration amount shall be paid promptly but in no event later than 10 days after receipt of such statement.

5.5 Tax Sharing Agreements. The Company’s participation in any Tax sharing agreement with Seller or any other Person shall be terminated as of the Closing Date and shall have no further effect with respect to any Pre-Effective Time Tax Period or Post-Effective Time Tax Period.

5.6 Tax Refunds. Seller shall be entitled to any refund of Taxes paid with respect to a Pre-Effective Time Tax Period. The Company shall be entitled to any refund of Taxes paid with respect to a Post-Effective Time Tax Period. Refunds for a Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of Buyer and Seller. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within 2 Business Days after receipt.

5.7 Liability for Transfer Taxes. In the event any sales (including bulk sales), use, documentary, stamp, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, or other similar taxes (“Transfer Taxes”) are incurred as a direct result of Buyer’s purchase of the Purchased Units pursuant to this Agreement, Buyer shall be responsible for the payment of such Transfer Taxes. The party required by law to file all necessary Tax Returns relating to such Transfer Taxes shall prepare and file such Tax Returns and Buyer and Seller shall each, and shall each cause their Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns. Buyer, Seller, and their respective Affiliates shall use their commercially reasonable efforts to mitigate, reduce, or eliminate any Transfer Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.8 Tax Treatment of Transaction. Buyer and Seller agree that for federal income Tax purposes, since the Company is a disregarded entity, the purchase and sale of the Purchased Units hereunder will be treated as a sale of the assets of the Company. The Parties agree that the transfer of ownership of the Purchased Units will occur at the Effective Time and that all of the benefits and burdens of ownership related to the Purchased Units will remain with the Seller until the Effective Time.

ARTICLE 6 — CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions Precedent to Each Party’s Obligations. The obligations of each Party to consummate the Contemplated Transaction are subject to the satisfaction or waiver by such Party, on or prior to the Closing Date, of each of the following conditions:

(a) Since the date of this Agreement, there shall not have been commenced any Proceeding (other than a Proceeding brought by a Party against another Party) (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (ii) that could reasonably be expected to restrain, prohibit, or make illegal any of the Contemplated Transactions.

(b) There shall have been no Law or Order published, introduced, or otherwise proposed by or before any Governmental Body (including any rules and regulations of the Federal Trade Commission and the Antitrust Division of the Department of Justice) which would directly or indirectly prohibit or adversely and materially affect the consummation of or the ability of any Party to perform in any material respect its obligations with respect to any of the Contemplated Transactions.

(c) The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or shall have been terminated.

6.2 Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction or waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:

(a) Each of the Seller Parties’ representations and warranties in this Agreement shall be true and correct in all material respects (other than those representations and warranties qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case on and as of such specified date).

(b) Each Seller Party shall have performed and complied, in all material respects, with all obligations and agreements required to be performed and complied with by it on or prior to the Closing Date.

(c) Each Seller Party shall have delivered each document required to be delivered by it to Buyer under this Agreement, including pursuant to Section 1.4(a).

(d) Each of the Consents identified on Schedule 1.4(a)(v) shall have been obtained and be in full force and effect.

6.3 Conditions Precedent to the Seller Parties’ Obligations. The obligations of the Seller Parties to consummate the Contemplated Transactions are subject to the satisfaction or waiver by the Seller Parties, on or prior to the Closing Date, of each of the following conditions:

(a) Each of Buyer’s representations and warranties in this Agreement shall be true and correct in all material respects (other than those representations and warranties qualified by materiality, which representations and warranties shall be true and correct in all respects), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case on and as of such specified date).

(b) Buyer shall have performed and complied, in all material respects, with all obligations and agreements required to be performed and complied with by it on or prior to the Closing Date.

(c) Buyer shall have delivered each document required to be delivered by it to the Seller Parties under this Agreement, including pursuant to Section 1.4(b).

ARTICLE 7 — TERMINATION

7.1 Termination.

(a) This Agreement may be terminated before the Closing Date:

(i) by mutual written consent of Buyer, on one hand, and the Seller Parties, on the other; or

(ii) by either Buyer, on one hand, or the Seller Parties, on the other (the “Terminating Party”), upon notice to the other Party if:

(A) the Contemplated Transactions are not consummated within 90 days after the date hereof (the “Outside Date”);

(B) a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable Order or has taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions; or

(C) provided that the Terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement, if any of the other Party’s representations, warranties, or covenants are inaccurate or have been breached, and such inaccuracy or breach: (1) is (a) not cured within the earlier of (I) 14 days after written notice thereof or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the Terminating Party or (II) the Outside Date, or (b) incapable of being cured by the breaching party, and (2) is such that the conditions set forth in Sections 6.2(a) or 6.2(b), in the case Buyer is the Terminating Party, or Sections 6.3(a) or 6.3(b), in the case Seller is the Terminating Party, could not be satisfied.

(b) Notwithstanding anything to the contrary contained in this Section 7.1, the right to terminate this Agreement under Section 7.1(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without Liability to any Party; provided, however, that (a) the provisions of this Section 7.2, Article 9, and Article 10 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing in this Section 7.2 shall relieve any of the Parties or CMM of any Liability for a breach of this Agreement prior to the effective date of such termination.

ARTICLE 8 — INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto shall survive for a period ending on the date that is 12 months after the Closing Date (the “Expiration Date”); provided, however, that (a) the Expiration Date for any claim for indemnity relating to a breach of or inaccuracy in the representations and warranties set forth in Section 2.13 (Taxes), Section 2.21 (Employment and Labor Matters), and Section 2.22 (Employee Benefits) shall be the date that is 60 days following the expiration of the applicable statute of limitations, (b) the Expiration Date for any claim for indemnity relating to a breach of or inaccuracy in the representations and warranties set forth in Section 2.7 (Rights-of-Way) and Section 2.16 (Environmental Matters) shall be the date that is 5 years after the Closing Date, (c) the Expiration Date for any claim for indemnity relating to a breach of or inaccuracy in the representations and warranties set forth in Section 2.25 (Dedicated Net Acreage) shall be the date that is 3 years after the Closing Date, and (d) there shall be no Expiration Date for any claim for indemnity relating to a breach of or inaccuracy in the representations and warranties set forth in Section 2.1 (Existence and Good Standing — Company), Section 2.2 (Authorization of Agreement — Company), Section 2.3 (No Conflict, Third Party Consents — Company), Section 2.4(a) (Capitalization), Section 2.17 (Brokers — Company), Section 2.20(a) (Regulatory Status), Section 3.1 (Existence and Good Standing — Buyer), Section 3.2 (Authorization of Agreement — Buyer), Section 3.3 (No Conflict, Third Party Consents — Buyer), or Section 3.5 (Brokers — Buyer) (collectively, the “Fundamental Representations”); provided further that any obligations under Section 8.2 shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 8.5 before the applicable Expiration Date (it being agreed and understood that the obligations of the Parties under Section 8.2 shall terminate with respect to any Losses that are not so notified before the Expiration Date).

8.2 Survival of Covenants and Agreements. The covenants and agreements of the Parties in this Agreement shall not survive the Closing, at which time such covenants and agreements shall terminate and no indemnification obligations or any other action, claim, or proceeding shall be associated therewith, based thereon or otherwise brought, claimed, or noticed following such termination; provided, however, that the covenants and agreements of the Parties contained in this Agreement that, by their nature, are to be performed after the Closing shall survive the Closing indefinitely unless a different survival period is indicated by their respective terms.

8.3 Indemnification Obligations.

(a) Subject to the limitations set forth in Section 8.4, the Seller Parties shall jointly and severally indemnify and hold harmless Buyer and its officers, members, partners, directors, managers, employees, and Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any Losses based upon, attributable to, or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) the failure of any of the representations or warranties made by the Seller Parties in this Agreement to be true and correct in all respects on and as of the date hereof and on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case on and as of such specified date);

(ii) the breach of any covenant or other agreement on the part of the Seller Parties under this Agreement;

(iii) any Excluded Assets or the Excluded Asset Transfer;

(iv) any and all Taxes imposed on or with respect to the Company for any Pre-Effective Time Tax Period; and

(v) the ownership of the Company prior to the Effective Time, including the conduct of its business and the use, ownership, and operation of the Assets.

(b) Subject to the limitations set forth in Section 8.4, Buyer (and CHKM solely with respect to the failure of the representations and warranties set forth in Section 3.8 to be true and correct in all respects on and as of the date hereof and on and as of the Closing Date) shall indemnify and hold harmless the Seller Parties and their respective officers, members, partners, directors, managers, employees, and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any Losses based upon, attributable to, or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) the failure of any of the representations or warranties made by Buyer in this Agreement to be true and correct in all respects on and as of the date hereof and on and as of the Closing Date; and

(ii) the breach of any covenant or other agreement on the part of Buyer under this Agreement.

8.4 Limitations on Indemnification.

(a) The Seller Parties shall not have any Liability under Section 8.3(a)(i):

(i) with respect to any individual claim involving Losses to any Buyer Indemnified Party of less than $100,000 (each a “De Minimus Claim”), unless such individual claim is related to one or more other claims which, in the aggregate together with such individual claim, involve Losses in excess of $100,000, in which case Seller shall have Liability for the full amount of such claims (subject to the other limitations contained in this Section 8.4) and such claims shall not be considered De Minimus Claims; and

(ii) unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties that are indemnifiable in accordance with Section 8.3(a)(i) exceeds $8,650,000 (the “Deductible”) and, in such event, Seller Parties shall be required to pay only the amount of Losses exceeding such Deductible.

(b) Buyer shall not have any Liability under Section 8.3(b)(i)

(i) with respect to any De Minimus Claim; and

(ii) unless and until the aggregate amount of Losses incurred by the Seller Indemnified Parties that are indemnifiable in accordance with Section 8.3(b)(i) exceeds the Deductible and, in such event, Buyer shall be required to pay only the amount of Losses exceeding such Deductible.

(c) No Party shall be required to indemnify any Indemnified Party under Section 8.3(a)(i), Section 8.3(a)(ii), or Section 8.3(b) as applicable, for an aggregate amount of Losses exceeding an amount equal to $173,000,000 (the “Representations and Warranties Cap”) in connection with Losses related to the failure of such Party’s representations or warranties to be true and correct.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the limitations on indemnification set forth in Sections 8.4(a), 8.4(b), and 8.4(c) shall not apply to Losses related to the failure to be true and correct of any of the Fundamental Representations or the representations and warranties contained in Section 2.13 (Taxes) or Section 2.16 (Environmental) and (ii) the limitations on indemnification set forth in Sections 8.4(a)(ii) and 8.4(c) shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties contained in Section 2.6(b) (Title to Real Property) or Section 2.7(a) (Rights-of-Way).

(e) For purposes of (i) determining the failure of any representations or warranties (other than in Section 2.10(a)) to be true and correct, (ii) the breach of any covenants or agreements, and (iii) calculating Losses hereunder, any materiality qualifiers in the representations, warranties, covenants, and agreements shall be disregarded.

(f) Following the Closing, the right to indemnification pursuant to this Article 8 based on representations, warranties, covenants, and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with, any such covenant or agreements, shall not affect the right to indemnification or any other remedy based on such representations, warranties, covenants, and agreements.

(g) The amount of any Loss under Section 8.3 shall be reduced by (i) the amount of any insurance proceeds (other than those from self insurance) realized by and paid to the Indemnified Party (or the Company for the benefit of the Indemnified Party) in respect of such Loss and (ii) any amounts actually recovered from third parties (or which are recoverable over time) with respect to such Loss, after giving effect to any expenditures to obtain such payments and any applicable deductible or retention and resulting retrospective premium adjustment. Each Party shall use commercially reasonable efforts to make applicable insurance claims with respect to any claim for which it is seeking indemnification pursuant to this Article 8.

(h) EACH OF BUYER AND THE SELLER PARTIES WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” MEANS ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE (i) ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO (ii) ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT, (iii) DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM OR (iv) DAMAGES THAT ARE INCLUDED IN ANY ORDER FROM A GOVERNMENTAL BODY.

(i) The Indemnified Party shall not be entitled to recover from an Indemnifying Party under this Agreement more than once in respect of the same damage suffered.

8.5 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by prompt notice (a “Claim Notice”) by the Buyer Indemnified Party or Seller Indemnified Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article 8 except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. The Indemnifying Party shall, within 30 days after its receipt of a Claim Notice, notify the Indemnified Party in writing whether the Indemnifying Party admits or disputes the claim described in the Claim Notice. If the Indemnifying Party gives written notice that it admits the indemnification claim described in the Claim Notice, then the Indemnified Party shall be entitled to indemnification pursuant to the provisions of this Article 8, and subject to the limitations hereof, with respect to the estimated amount of Losses stated in the Claim Notice. If the Indemnifying Party notifies the Indemnified Party in writing that it disputes the claim for indemnification, or that it admits the entitlement of the Indemnified Party to indemnification under this Article 8 with respect thereto but disputes the amount of the Losses in connection therewith, then in either of such cases the indemnification claim described in the Claim Notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Party and the Indemnifying Party or by Proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(b) In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.3 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the assertion of such Third Party Claim. The failure of the Indemnified Party to give timely notice of any Third Party Claim shall not release, waive, or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 8.5, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder; provided, however, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder. If the Indemnifying Party elects to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within 10 days prior to the time any response to a Third Party Claim is required, and in any event within 30 days of the Indemnified Party’s receipt of written notice of the assertion of such Third Party Claim, notify the Indemnified Party of its intent to do so; provided, however, that the Indemnified Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party (i) elects not to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, (ii) fails to notify the Indemnified Party of its election as herein provided, or (iii) contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party shall defend against, negotiate, settle, or otherwise deal with such Third Party Claim in good faith and, upon reasonable request of the Indemnifying Party, shall inform such Indemnifying Party of material developments with respect to such Third Party Claim and shall permit the Indemnifying Party to consult with the counsel for the Indemnified Party (but only to the extent such communications do not result in the loss of any privilege) regarding such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (x) so requested by the Indemnifying Party to participate or (y) in the reasonable opinion of either party’s counsel, a material conflict exists, or a or potential material conflict may be reasonably expected to exist, between the Indemnified Party and the Indemnifying Party such that one counsel could not effectively represent both parties’ interest; provided further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The Parties agree to provide reasonable access to each other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation, or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other, settle or compromise any Third Party Claim (including any settlement that includes equitable remedies) or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Losses in respect of the Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

(c) After (i) any final decision, judgment, or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, (ii) a settlement shall have been consummated, or (iii) the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

8.6 Acknowledgements; Exclusive Remedies. The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, including statutory or other claims arising under Environmental Laws (other than any claim of fraud or intentional misrepresentation), but excluding claims to be resolved under Section 1.6, shall be pursuant to the indemnification provisions set forth in this Article 8; provided, however, that nothing herein shall limit the rights of a Party to seek and obtain injunctive relief in accordance with Section 9.4. In furtherance of the foregoing, the Parties hereby waive and release from and after the Closing, for themselves and for the Company, to the fullest extent permitted by Law, any and all rights, claims, and causes of action (other than any claim of fraud or intentional misrepresentation), with respect to the subject matter of this Agreement, they may have against the other Parties, their respective Affiliates and their respective officers, directors, managers, employees, members, agents, and representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8.

ARTICLE 9 — MISCELLANEOUS

9.1 Binding Provisions; Assignment. This Agreement and all of the covenants and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Parties hereto and, except as provided herein, their respective successors and assigns. This Agreement may not be assigned (a) by any Seller Party without the prior written consent of Buyer or (b) by Buyer without the prior written consent of the Seller Parties, except that Buyer may assign this Agreement or its rights and obligations hereunder to any of its Affiliates; provided, however, that the Party making any such assignment shall remain primarily liable with respect to any of its obligations so assigned. Any attempt to assign this Agreement in a manner prohibited by this Section 9.1 shall be void.

9.2 Governing Law; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Delaware. Each Party hereby agrees that service of summons, complaint, or other process in connection with any Proceedings contemplated hereby may be made by registered or certified mail addressed to such Party at the address specified pursuant to Section 9.5. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

9.3 Severability. Each provision of this Agreement shall be considered severable, and if for any reason any provision of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

9.4 Specific Performance. The Seller Parties acknowledge and agree that the breach of this Agreement prior to the Closing would cause irreparable damage to Buyer and that Buyer would not have an adequate remedy at law. Therefore, subject to Section 8.6, the obligations of the Seller Parties under this Agreement prior to the Closing shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief shall be applied for and granted in connection therewith. The Seller Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, and hereby waive any requirement to post any bond whatsoever in connection with any application or proceeding relating to any such remedies. Notwithstanding the foregoing, the Seller Parties shall be limited to remedies of monetary damages for any breach or threatened breach of this Agreement and in no event shall the Seller Parties be entitled to obtain any relief other than monetary damages, including any form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available, and the Seller Parties irrevocably and unconditionally waive and agree that they will not seek any such relief or remedy hereunder.

9.5 Notices. Except as otherwise provided in this Agreement, all notices, consents, waivers and other communications required or permitted to be given under this Agreement shall be sufficient and deemed delivered if in writing, as follows: (a) by personal delivery to the Party entitled to receive it; (b) by United States mail in a sealed envelope addressed to the Party with postage prepaid, in which case such notice, consent, waiver, or other communication shall be deemed given 3 days following the date of its mailing; (c) by Federal Express or any other reputable overnight carrier, in which case the notice, consent, waiver, or other communication shall be deemed to be given as of the date it is delivered; or (d) by confirmed facsimile or electronic mail transmission, in which case the notice, consent, waiver, or other communication shall be deemed given as of the date of transmission. All notices shall be addressed as follows:

If to Buyer:

Chesapeake MLP Operating, L.L.C.

777 North West Grand Avenue

Oklahoma City, Oklahoma 73118

Attn: J. Mike Stice

Facsimile No.: (405) 849-6134

Email: mike.stice@chk.com

With a copy to :

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002

Attn: Jeff Schlegel

Facsimile No.: (832) 239-3728

Email: jaschlegel@jonesday.com

If to the Seller Parties:

Chesapeake Midstream Operating, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attn: Nick Dell’Osso

Facsimile No.: (405) 840-6125

Email: nick.dellosso@chk.com

With a copy to:

Commercial Law Group, P.C.

5520 North Francis Avenue

Oklahoma City, Oklahoma 73118

Attention: Mr. Ray Lees

Telephone: (405) 254-5725

Facsimile: (405) 232-5553

Email: rlees@clgroup.org

Any Party may specify a different address, by written notice to the other Parties. The change of address shall be effective upon the other Parties’ receipt of the notice of the change of address.

9.6 Counterparts. This Agreement may be executed in 2 or more counterparts, any one of which counterparts need not contain the signatures of more than one party, each one of which counterparts constitutes an original, and all of which counterparts taken together constitute one and the same instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) shall be considered an original signature. Any Person may rely on a copy or reproduction of this Agreement, and an original shall be made available upon a reasonable request.

9.7 Prior Agreements. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral.

9.8 No Third-Party Beneficiaries. Except for the provisions of Section 5.1 and Article 8, which are intended to be enforceable by the Persons respectively referred to therein, nothing contained in this Agreement shall create or be deemed to create any rights or benefits in any third parties.

9.9 Amendment of Agreement. No change or modification to this Agreement shall be valid unless the same is in writing and signed by Buyer and Seller. If there is a waiver of any provision of this Agreement, the remainder of this Agreement shall be unaffected. No course of dealing or course of conduct between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

9.10 Waiver. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the Party or Parties granting such waiver or giving such consent. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given or granted, and shall not constitute a continuing waiver or consent. No failure or delay by a Party to exercise any right, power, or remedy under this Agreement, and no course of dealing among the Parties, shall operate as a waiver of any such right, power, or remedy of the Party. No single or partial exercise of any right, power, or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power, or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power, or remedy under this Agreement. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving the notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving the notice or demand to any other or further action in any circumstances without the notice or demand.

9.11 Interpretation. The Parties acknowledge and agree that (a) each Party and the Party’s counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be used to interpret this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

9.12 Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own respective fees and expenses (including the fees of any attorneys, accountants, appraisers, or others engaged by such Party) in connection with the preparation or enforcement of, or of any requests for consents or waivers under, this Agreement, including any amendments or waivers to this Agreement; provided, however, that the prevailing Party in any dispute hereunder shall be entitled to recover its reasonable attorney fees and costs from the Party against which such prevailing Party brings a dispute.

9.13 Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by each other Party in order to carry out the provisions and purposes of this Agreement and the Contemplated Transactions.

9.14 Inducement; Reliance. Each Party acknowledges that (a) it has agreed to enter into this Agreement in order to induce each other Party to enter into, and as a condition to the transactions contemplated by, this Agreement and (b) it is relying on the other Parties’ entry into this Agreement in agreeing to enter into this Agreement.

9.15 Confidentiality.

(a) All data and information, whether written or oral, obtained by a Party (a “Receiving Party”) from another Party (a “Disclosing Party”) in connection with the Contemplated Transactions, whether before or after the execution of this Agreement (collectively, the “Confidential Information”), is deemed by the Parties to be confidential and proprietary to the Disclosing Party. For a period of 1 year from the date of this Agreement, the Receiving Party shall hold in strict confidence the terms of this Agreement and all Confidential Information, except any Confidential Information or terms of this Agreement that: (i) at the time of disclosure to the Receiving Party by the Disclosing Party is in the public domain; (ii) after disclosure to the Receiving Party by the Disclosing Party becomes part of the public domain by publication or otherwise, except by breach of this Section 9.15 by the Disclosing Party; (iii) the Disclosing Party can establish by competent proof was rightfully in its possession at the time of disclosure to the Disclosing Party by the Receiving Party; (iv) the Disclosing Party receives from third parties who are, to the Disclosing Party’s knowledge, free of any obligation of confidence to the Receiving Party; (v) is developed independently by the Disclosing Party without utilizing any Confidential Information; or (vi) is required to be disclosed under applicable securities Laws or the rules and regulations of any applicable securities exchange; provided, however, that a Receiving Party may disclose the terms of this Agreement and Confidential Information (x) with the specific prior written consent of the Disclosing Party, (y) to its Representatives who need to know such Confidential Information for purposes of evaluating, negotiating, or consummating the Contemplated Transactions (but the Receiving Party will be responsible for any breach of this Section 9.15 by any such Representatives), and (z) to the extent required by applicable Law.

(b) If Closing does not occur for any reason, upon the written request of the Disclosing Party, the Receiving Party shall promptly: (i) return to the Disclosing Party or destroy, at the Receiving Party’s election, all copies of the Confidential Information in possession of the Receiving Party; and (ii) destroy any and all notes, reports, studies or analyses based on or generated when incorporating or analyzing the Confidential Information.

ARTICLE 10 — CONSTRUCTION; DEFINITIONS

10.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with reference to any other Person, (a) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (b) any officer, director, member, manager, or partner of such Person, or (c) if such other Person is an officer, director, member, manager, or partner, any company for which such Person acts in any such capacity. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, none of Chesapeake Midstream Ventures, L.L.C., CHKM GP, CHKM, and its Subsidiaries (including Buyer) (the “MLP Entities”) shall be deemed to be an Affiliate of CHK, the Seller Parties or any of the Subsidiaries of CHK or the Seller Parties (other than the MLP Entities).

“Agreement” means this Unit Purchase Agreement together with all Exhibits and Schedules delivered in connection herewith.

“Assets” has the meaning set forth in the Preliminary Statement to this Agreement.

“Base Cash Purchase Price” has the meaning set forth in Section 1.2.

“Base Total Consideration” has the meaning set forth in Section 1.2.

“Benefit Plan” means employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any employee, consultant or director (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability, severance, retention, change in control or other employee benefit plan, program, policy, agreement or arrangement, in which an employee, consultant or director is eligible to participate (but excluding workers compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banks are required or permitted to be closed in Oklahoma City, Oklahoma.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Disclosure Schedule” means all the Schedules delivered by Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Chesapeake Holdings” has the meaning set forth in Section 1.2.

“CHK” means Chesapeake Energy Corporation, an Oklahoma corporation.

“CHKM” has the meaning set forth in the Preamble to this Agreement.

“CHKM Common Units” means the common units representing limited partner interests of CHKM having the rights and obligations specified with respect to “Common Units” as set forth in the CHKM Partnership Agreement.

“CHKM GP” means Chesapeake Midstream GP, L.L.C., a Delaware limited liability company.

“CHKM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of CHKM, dated as of August 3, 2010, as amended from time to time.

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“CMD” has the meaning set forth in the Preamble to this Agreement.

“CMM” has the meaning set forth in the Preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Consideration” has the meaning set forth in Section 1.2.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Business Employees” has the meaning set forth in Section 2.21(a).

“Company Business Employee Benefit Plan” has the meaning set forth in Section 2.22(a).

“Confidential Information” has the meaning set forth in Section 9.15(a).

“Consent” means any authorization, consent, approval, filing, waiver, exemption, or other action by or notice to any Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Unit Assignment.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, easement, right-of-way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.

“COO Agreements” means that certain (i) Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area A of Northern Pennsylvania, executed on December 9, 2011, by and among Statoil Pipelines, LLC, AMS, Anadarko Marcellus Midstream, LLC, and Mitsui E&P USA, LLC, (ii) Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area C in Pennsylvania, West Virginia, Ohio, and New York, dated effective January 1, 2012, by and between Statoil Pipelines, LLC and AMS, and (iii) Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area D of Northern Pennsylvania, dated effective January 1, 2012, by and among Statoil Pipelines, LLC, AMS, and Epsilon Midstream, LLC, as amended from time to time through the Closing Date.

“Current Assets” means, with respect to the Company as of the Closing Date, the sum of the following: (a) cash (including restricted cash); (b) accounts receivable (including trade receivables, unbilled receivables that will be billed in the ordinary course of business, imbalance receivables, and other receivables net of reserves for uncollectible amounts; provided, however, that to the extent receivables are not collected within 120 days of billing (“Stale Receivables”), and subject to Section 1.6(f), such receivables, or portions thereof, shall be deemed uncollectible amounts and will be excluded regardless of whether reserves have been established); (c) inventory, (d) prepaid assets (including prepaid insurance premiums); (e) line fill (which amount for purposes of calculation of the Final Net Working Capital shall be deemed to be the amount set forth for such item on the balance sheet of the Company as of November 30, 2011); and (f) deposits, in each case as determined in accordance with GAAP. For purposes of this Agreement, “Current Assets” shall not include (i) any deferred Tax assets, (ii) any benefits arising under any derivative instruments, and (iii) any amounts due from any Affiliates.

“Current Liabilities” means, with respect to the Company as of the Closing Date, the sum of the following: (a) accounts payable (including imbalance payables); (b) accrued liabilities; (c) any other short term liabilities or accruals; and (d) Tax Liabilities payable in the current period, in each case as determined in accordance with GAAP. For purposes of this Agreement, “Current Liabilities” shall not include (i) any deferred Tax Liabilities, (ii) any liabilities arising under any derivative instruments, and (iii) any amounts due to any Affiliates.

“Current Seconded Employees” has the meaning set forth in Section 2.22(a).

“De Minimus Claim” has the meaning set forth in Section 8.4(a)(i).

“Deductible” has the meaning set forth in Section 8.4(a)(ii).

“Disclosing Party” has the meaning set forth in Section 9.15(a).

“Disclosure Schedule” means, (a) with respect to Seller, the Seller Disclosure Schedule and (b) with respect to Buyer, the Buyer Disclosure Schedule.

“Dispute Resolution Expert” has the meaning set forth in Section 1.6(d).

“Effective Time” means 11:59 p.m. (Central time) on December 31, 2011.

“Employee Secondment Agreement” means that certain Amended and Restated Employee Secondment Agreement dated August 3, 2010 by and among CHK, CMM, CHKM GP, and Buyer effective immediately prior to the closing of the initial public offering of the common units of Chesapeake Midstream Partners, L.P.

“Environment” means any soil, land surface or subsurface strata, surface waters (including, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life, and any other natural resource or medium related to the Environment.

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions which relate to or arise out of any violation of Environmental Law (including claims under common law for personal injury or property damage), or a Release or threatened Release or other violation of Environmental Law, in each case which would require or result in requiring reporting, investigation, monitoring, or Remedial Action pursuant to Environmental Law.

“Environmental Law” means any applicable Law relating to, in whole or in part, directly or indirectly (a) the protection of or Release of materials to the Environment, (b) the operation, use, handling, treatment, storage, disposal, or transportation of hazardous substances, solid wastes or hazardous wastes, or (c) the protection of human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person that is an entity, trade or business, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Estimated Balance Sheet” has the meaning set forth in Section 1.5(a).

“Estimated NWC Schedule” has the meaning set forth in Section 1.5(b).

“Excluded Assets” means all of the assets described on Exhibit C.

“Excluded Asset Transfer” has the meaning set forth in Section 4.8.

“Expiration Date” has the meaning set forth in Section 8.1.

“Final Balance Sheet” has the meaning set forth in Section 1.6(a)(i).

“Final Net Working Capital” has the meaning set forth in Section 1.6(a)(ii).

“Final NWC Excess” has the meaning set forth in Section 1.6(e)(ii).

“Final NWC Schedule” has the meaning set forth in Section 1.6(a)(ii).

“Final NWC Shortfall” has the meaning set forth in Section 1.6(e)(i).

“Financial Statements” has the meaning set forth in Section 2.18.

“Fundamental Representations” has the meaning set forth in Section 8.1(c).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Body” means any (a) federal, state, local, or municipal government or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“Hazardous Materials” means any substance that is listed, regulated, defined, designated, or classified under, or otherwise determined to be, hazardous, radioactive, or toxic pursuant to any Environmental Law and includes petroleum hydrocarbons or an fractions thereof or materials or equipment containing polychlorinated biphenyls or asbestos in any form.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following: (a) obligations, including principal and interest, with respect to borrowed money; (b) payment obligations evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation) which are not evidenced by trade payables; (c) payment obligations of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP; (d) payment obligations for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice); (e) off-balance sheet financing; (f) obligations with respect to bankers’ acceptances, surety bonds, and letters of credit in existence immediately before the Closing, whether or not drawn; (g) all net obligations of payable under any rate, currency, commodity, or other swap, option, or derivative agreement; and (h) any guaranty or securing of any indebtedness of the type referred to in clauses (a) through (g) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Initial Review Period” has the meaning set forth in Section 1.6(c).

“Insurance Policies” has the meaning set forth in Section 2.15.

“Intellectual Property” means any and all intellectual property, whether protected, created or arising under any Law, Contract, license, or otherwise, including the following: (a) all patents (including patent applications), all continuations, divisional, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexamination, and extensions thereof; (b) all copyrights and copyrightable subject matter, all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof, and all applications in connection therewith, along with all reversions, extensions, and renewals thereof; (c) trade or service marks, logos, trade names, and trade dress rights, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals, and extensions thereof; (d) confidential and proprietary information, including trade secrets and know-how; (e) all e-mail addresses and internet domain names; (f) all algorithms, application programming interfaces, apparatus design, and/or specifications, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), methods, network configurations, and architectures, processes, protocols, schematics, specifications, Software, subroutines, techniques, user interfaces, web sites, and works of authorship (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries); and (g) registrations and applications for registration of each of the foregoing.

“Knowledge”: a Party shall be considered to have “Knowledge” of a fact or matter if any of the following has, or at any time had, knowledge, after reasonably inquiry concerning the existence of such fact or matter in connection herewith, of such fact or matter: (a) with respect to the Seller Parties, Domenic Dell’Osso, J. Michael Stice, Bryan Lemmerman, John Zimmerman, John Seldenrust, Patrick Myers, Toby Lattea, Tom Harris, Walter Bennett, Mark Edge, Adam Wilson, Coleen Magness, Lisa Phelps, Stacy Roberts, Bree Nelson, Lester Zitkus, and Jennifer Grigsby; and (b) with respect to Buyer, Robert S. Purgason and Regina Gregory.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, ordinance, rule, code, principle of common law, case, decision, regulation, statutes, or treaty.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise.

“Lien” means any mortgage, deed of trust, encumbrance, charge, claim, easement, right of way, building or use restriction, lien, option, pledge, security interest, purchase right, right of first refusal, or similar restriction.

“Losses” means any losses, claims, damages, liabilities, costs and expenses (including including all fees, disbursements, and expenses of legal counsel, experts, engineers, and consultants and costs of investigation and Remedial Action), interest, penalties, fines, Taxes, judgments, and settlements.

“Marketing Agreement” has the meaning set forth in Section 1.4(a)(vi).

“Material Adverse Effect” means any circumstance, change, or effect that is materially adverse to the business, operations, ownership, or financial condition of the Company (including the ownership and operation of the Assets), but shall exclude any of the following circumstances, changes, or effects resulting or arising from, either alone or in combination with any other circumstance, change, or effect: (a) any change resulting from the announcement (in accordance with the terms of this Agreement) of this Agreement and the Contemplated Transactions, including any disruption of customers or supplier relationships resulting therefrom; (b) conditions affecting the natural gas transportation industry generally; (c) any changes to GAAP, or any other accounting rules and regulations; (d) any change in general economic conditions in the industries or markets in which the Company operates; or (d) changes in national, regional, state, local or foreign wholesale or retail markets or prices for hydrocarbons or the gathering, transportation, treatment or processing thereof, except in the cases of clauses (b) through (d), to the extent disproportionately affecting the Company as compared with other Persons or businesses in the natural gas transportation industry and then only such disproportionate impact shall be considered.

“Material Contracts” has the meaning set forth in Section 2.11(a).

“Net Acres” means, as computed separately with respect to each lease covering acreage dedicated to a gas gathering agreement, (a) the number of gross acres in the lands covered by such lease, multiplied by (b) the undivided percentage interest in hydrocarbons covered by such lease in such lands, multiplied by (c) the working interest of the producer or shipper (or its affiliate) party to such gas gathering agreement in such lease.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Net Working Capital Threshold” has the meaning set forth in Section 1.5.

“Notice of Disagreement” has the meaning set forth in Section 1.6(c).

“Notifying Party” has the meaning set forth in Section 4.4(a).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any Governmental Body.

“Organizational Documents” means any charter, articles, bylaws, certificate, limited liability company agreement, operating agreement, declaration of trust, statement, statute, or similar document adopted, filed, or registered with any Governmental Body or otherwise executed in connection with the creation, formation, or organization of an entity, and any Contract among some or all security holders, partners, or members of an entity.

“Outside Date” has the meaning set forth in Section 7.1(a)(ii)(A).

“Party” and “Parties” has the meaning set forth in the Preamble to this Agreement.

“Permit” means any approval, authorization, certification, clearance, consent, license, permit, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens imposed by Law for amounts not yet due and payable, (c) zoning, entitlement, and other land use regulations by any Governmental Body, provided that such regulations have not been violated, (d) easements, restrictions, covenants, minor title defects, and matters that would be revealed by an accurate survey, none of which would have more than an immaterial effect on the use of the property to which they pertain; and (e) Liens created by the terms of any COO Agreement for amounts not yet due and payable.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Post-Effective Time Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Effective Time Tax Period.

“Pre-Effective Time Tax Period” means any Tax period (or a portion thereof) ending on or before the Effective Time.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator, or mediator.

“Purchased Units” has the meaning set forth in the Preliminary Statement to this Agreement.

“Receiving Party” has the meaning set forth in Section 9.15(a).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing of Hazardous Materials into the Environment, whether intentional or unintentional.

“Remedial Action” means all actions, including any capital expenditures, undertaken to (a) clean up, remove, remediate, treat or in any other way address any Release or threatened Released, (b) prevent Release or the threat of Release, or minimize the further Release so that it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform studies and investigations of any Release or threat of Release or monitoring and care of any Release or threat of Release, or (d) to correct or prevent a condition of noncompliance with Environmental Laws.

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representations and Warranties Cap” has the meaning set forth in Section 8.4(c).

“Representatives” means all directors, officers, managers, trustees, employees, consultants, advisors, or other representatives of a Person.

“Rights-of-Way” means easements, rights-of-way, permits, servitudes, licenses, leasehold estates, and similar rights related to real property held or used by the Company.

“Schedule,” when followed by a number, refers to the corresponding section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as appropriate.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Disclosure Schedule” means all the Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3(b).

“Stale Receivables” has the meaning set forth in the definition of Current Assets.

“Straddle Period” has the meaning set forth in Section 5.1.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including any Liability under any state abandonment or unclaimed property, escheat, or similar Law, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Governmental Body, (b) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, and (c) any Liability in respect of any of the items described in clauses (a) or (b) payable by reason of contract, assumption, transferee Liability, operation of law, or otherwise.

“Tax Authority” means Governmental Body responsible for the imposition, assessment, or collection of any Tax (domestic or foreign).

“Tax Return” means any return, declaration, report, claim for refund, estimate, information, or statement pertaining to any Taxes required to be filed with a Governmental Body, and including any amendments thereto.

“Terminating Party” has the meaning set forth in Section 7.1(a)(ii).

“Third Party Claims” has the meaning set forth in Section 8.5(b).

“Total Consideration” has the meaning set forth in Section 1.2.

“Transaction Documents” means this Agreement, the Unit Assignment and the Marketing Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.7.

“Unit Assignment” has the meaning set forth in Section 1.4(a)(i).

“Units” means that element of ownership of the Company entitling its holder to participate in the profits, losses, and distributions of the Company.

“WARN” has the meaning set forth in section 2.21(f).

10.2 Construction. Without limiting the provisions set forth in Section 8.4(i), the Parties intend that each representation, warranty, and agreement contained in this Agreement shall have independent significance. The tables of contents and headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules, or exhibits are to the sections, articles, schedules, and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including without limitation.” All terms defined in this Agreement have the meanings set forth herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values, and dollars set forth herein shall mean United States (U.S.) dollars. When any Party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement, or otherwise, the decision of such Party whether to take such action shall be in such Party’s sole and absolute discretion. The use of the masculine, feminine, or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. Any reference to a statute refers to the statute, any amendments, or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. The phrase “delivered or made available,” and phrases of similar import, when used in Article 2 with reference to any Contracts, other documents, or other materials, means that the Seller Parties have delivered such Contracts, other documents, or materials, or to the extent applicable, copies thereof, to Buyer or have made copies of such Contracts, other documents or materials available in electronic format on or prior to the date hereof on the virtual data room established by the Seller Parties in connection with the Contemplated Transactions.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Unit Purchase Agreement as of the date first above written.

BUYER:

CHESAPEAKE MLP OPERATING, L.L.C.

By:	/s/ J. Michael Stice
Name: J. Michael Stice Title: Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

SELLER PARTIES:

CHESAPEAKE MIDSTREAM OPERATING, L.L.C.

By:	/s/ Domenic J. Dell’Osso
Name: Domenic J. Dell’Osso
Title: Executive Vice President and Chief Financial Officer

APPALACHIA MIDSTREAM SERVICES, L.L.C.

By:	/s/ Domenic J. Dell’Osso
Name: Domenic J. Dell’Osso
Title: Executive Vice President and Chief Financial Officer

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.P.

By:	Chesapeake Midstream Management, L.L.C., its general partner

By: /s/ Domenic J. Dell’Osso
Name: Domenic J. Dell’Osso
Title: Executive Vice President and Chief Financial Officer

Solely for the purposes of its obligations under Section 4.9:

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:	/s/ Domenic J. Dell’Osso
Name: Domenic J. Dell’Osso
Title: Executive Vice President and Chief Financial Officer

Solely for the purposes of its obligations under Section 1.4(c), making the representations and warranties set forth in Section 3.8, and solely agreeing to the indemnification obligations set forth in Article 8 related to the failure of such representations and warranties to be true and correct:

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

By:	CHESAPEAKE MIDSTREAM GP, L.L.C., its general partner

By:	/s/ J. Michael Stice
Name: J. Michael Stice
Title: Chief Executive Officer

[Signature Page to Unit Purchase Agreement]